UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material pursuant to § 240.14a-12

ALLEGHENY ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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EXPLANATORY NOTE

The following are excerpted portions of the transcript of Allegheny Energy, Inc.’s first quarter earnings conference call held on Wednesday, May 5, 2010 at 1:00 p.m. EST. The excerpted portions attached relate to the proposed merger of Allegheny Energy, Inc. and FirstEnergy Corp. and are not the complete transcript.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

In addition to historical information, this document may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving Allegheny Energy and FirstEnergy, including future financial and operating results; Allegheny Energy’s and FirstEnergy’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the proposed merger, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite Allegheny Energy and FirstEnergy shareholder approvals; the risk that Allegheny Energy or FirstEnergy may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, are more fully discussed in the preliminary joint proxy statement/prospectus that is included in the Registration Statement on Form S-4 (Registration No. 333-165640) that was filed by FirstEnergy with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s and FirstEnergy’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this document speak only as of the date of this document. Neither Allegheny Energy nor FirstEnergy undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy filed a Registration Statement on Form S-4 (Registration No. 333-165640) with the SEC that includes a preliminary joint proxy statement of Allegheny Energy and FirstEnergy and that also constitutes a preliminary prospectus of FirstEnergy. Allegheny Energy and FirstEnergy will mail the definitive joint proxy statement/prospectus to their respective shareholders. Allegheny Energy and FirstEnergy urge investors and shareholders to read the definitive joint proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Allegheny Energy’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.” You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.”

PARTICIPANTS IN THE MERGER SOLICITATION

Allegheny Energy, FirstEnergy and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Allegheny Energy and FirstEnergy shareholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Allegheny Energy and FirstEnergy shareholders in connection with the proposed merger is set forth in the preliminary joint proxy statement/prospectus contained in the above-referenced Registration Statement on Form S-4. You can find information about Allegheny Energy’s executive officers and directors in its definitive proxy statement filed with the SEC on March 19, 2010 and Annual Report on Form 10-K filed with the SEC on March 1, 2010. You can find information about FirstEnergy’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2010 and Annual Report on Form 10-K filed with the SEC on February 19, 2010. Additional information about Allegheny Energy’s executive officers and directors and FirstEnergy’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4. You can obtain free copies of these documents from Allegheny Energy and FirstEnergy using the website information above.

Transcript of Q1 2010 Allegheny Energy, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Max Kuniansky

Allegheny Energy, Inc.  – Executive Director IR and Corporate Communications

Paul Evanson

Allegheny Energy, Inc. – Chairman, President, CEO

Kirk Oliver

Allegheny Energy, Inc. – CFO

CONFERENCE CALL PARTICIPANTS

Paul Patterson

Glenrock Associates – Analyst

Brian Russo

Ladenburg Thalmann & Company – Analyst

Ali Agha

SunTrust Robinson Humphrey – Analyst

Robert Howard

Prospector Partners – Analyst

Jeff Coviello

Duquesne Capital – Analyst

Craig Shere

Touhy Brothers Investments – Analyst

Lasan Johong

RBC Capital Markets – Analyst

Daniele Seitz

Dudack Research – Analyst

Ivana Ergovic

Jefferies & Company – Analyst

Zack Schreiber

Duquesne Capital – Analyst

PRESENTATION

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Max Kuniansky – Allegheny Energy, Inc. – Executive Director IR and Corporate Communications

Good afternoon, everyone and thanks for joining us. If you have to leave the call before it’s over you can listen to the taped replay. It’s available until midnight on May 14 and you can listen to it by telephone, on our webcast, or by podcast.

Some of our statements will be forward-looking. These statements involve risks and uncertainties and are based on currently available information. Actual results may differ materially from the results in the outlook we discuss today. Please refer to our earnings news release and our SEC filings regarding factors that may cause actual results to differ from the forward-looking statements made on this call. Our presentation includes some non-GAAP financial measures. On our website you’ll find the reconciliations required under the SEC’s Regulation G.

After our prepared remarks we’ll take your questions. We ask that you try to limit your questions to two each so we have time to get to as many of you as possible. And now let me introduce Paul Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy.

Paul Evanson – Allegheny Energy, Inc. – Chairman, President, CEO

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In other regulatory developments, we are re-evaluating our plan in Pennsylvania that emphasized the installation of smart meters to meet the energy conservation and demand management requirements of Act 129. Our original plan necessitated significant expenditures associated with advanced metering and its related customer information systems. As part of the merger integration process, we have been looking at FirstEnergy’s Act 129 plan, which was recently approved by the Commission and which relies much less on smart meters in the early years. We now hope to develop a less costly program that will still allow us to meet the necessary reductions. This remains a work in progress.

Of course, our top priority for the year is to work towards approval for the merger we announced with FirstEnergy in early February. This merger should significantly enhance value for Allegheny shareholders. First, our shareholders will receive a significant premium, more than 30% based on the stock prices of both companies when the merger was announced, and shareholders will receive a dividend increase of almost 150% based on FirstEnergy’s current dividend payout. Second, and very importantly, combining with FirstEnergy will diversify our fuel mix by adding significant nuclear capacity, something we couldn’t have done on our own given our size and capabilities. And furthermore, the combination with FirstEnergy provides greater operational scale and scope.

Our contiguous service territories make a perfect fit. We’ll be a major player in distribution, transmission and generation with 24,000 megawatts of generating capacity, most of which is merchant generation. With increased size should come increased efficiencies of all kinds. Also, we expect the combined company will have a solid balance sheet and strong operating cash flows. It will have the financial strength and capital to invest in core business initiatives and growth opportunities, and the Company will retain upside leverage through a future increase in power prices.

As for the approval process, the preliminary S-4 registration statement has been filed with the Securities and Exchange Commission. Special shareholder meetings for each company are likely to take place in the third quarter. This month, we should be filing for approval with the Federal Energy Regulatory Commission, followed by filings in Pennsylvania, West Virginia and Maryland and then later, in Virginia. Based on this timetable, we expect to complete the merger some time in the first half of 2011.

While we work on the filings, the integration teams from both companies have kicked off their efforts and FirstEnergy CEO Tony Alexander and I have been visiting stakeholders throughout our service territories. These meetings have generally been positive and constructive. As with any transaction of this kind, however, issues will emerge along the way, but I’m confident we can work through those issues and bring the merger to a successful completion.

Until then, we continue to operate our business as usual. That is focusing on our core generation and regulated operations and executing on our goals and objectives for the year. In doing that, we’ll keep the fundamental drivers of our long term value intact and remain positioned for strong growth in the future.

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QUESTION AND ANSWER

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Operator

The next question comes from Ali Agha of SunTrust Robinson Humphrey. Please go ahead.

Ali Agha – SunTrust Robinson Humphrey – Analyst

Thank you. Paul, you mentioned and you highlighted the timeline for your various filings on the regulatory front coming up.

Paul Evanson – Allegheny Energy, Inc. – Chairman, President, CEO

Right.

Ali Agha – SunTrust Robinson Humphrey – Analyst

I was just wondering anecdotally as you’ve obviously been in discussions or had conversations across your jurisdictions, any initial reaction or sense that you get? Is it all wait for the filing and then we’ll talk or any sense you can share on how the merger is being perceived in your key jurisdictions?

Paul Evanson – Allegheny Energy, Inc. – Chairman, President, CEO

Yes, well, as I mentioned, Tony and I have gone and visited a whole number of people in all those jurisdictions. The discussions at this point have been very positive and constructive. I’d say the only — the area where you get the most questions is obviously jobs and particularly in this kind of economy, but I think it’s a little premature to know how the reaction is going to be when we finally file. It’s looking good right now but we’ll see. I’m sure legitimate issues and concerns will arise, but it’s probably too early to say what they will be, but I think overall I’m feeling pretty good with how the process has been going.

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Operator

The next question comes from Lasan Johong of RBC Capital Markets. Please go ahead.

Lasan Johong – RBC Capital Markets – Analyst

Thank you, hi, Paul. I’m kind of a little confused about the Virginia sale. Originally the agreement was signed for $340 million and then after discussion it looks like you’re going to rebate about $30 million right off the bat on your pricing. Maybe I’m being too machiavellian, but was there any reference to the merger with FirstEnergy when you were negotiating that price discount?

Paul Evanson – Allegheny Energy, Inc. – Chairman, President, CEO

I would say it was perhaps in the backs of the minds of ourselves and the Commission and others. It would obviously have to be taken into account or considered, but I think the issue was even before the merger was announced, because we entered this last year, the staff particularly thought a premium of $125 million on $215 million of rate base was a big premium and they didn’t like the idea that we were getting it and leaving the state and that they would much rather have seen it all go to customers. So that was kind of part of the pushback from the staff and from customers, obviously, because they want to insure that they have low rates for a long time, and as you know, we have kind of prided ourselves on having low rates throughout our system.

So that was a little bit of the push/pull with the merger over time being in the background and we’ve basically, when you look at it, given up half the premium because as you say $35 million came off the purchase price immediately and that was to the benefit of the co-op share customers and then another $27.5 million over the next three years or so, four years, will go to our own customers that we had served in Virginia. So it’s taking half of the premium, it’s split the premium in half. We still walk away with a $62.5 million premium, which is you’d have to say pretty good and some might consider it pretty good for a regulated sale.

Lasan Johong – RBC Capital Markets – Analyst

And did FE go along with this, did FirstEnergy approve the reduction in price, because I thought they were — they had to put in their two cents worth when it came to existing contracts.

Paul Evanson – Allegheny Energy, Inc. – Chairman, President, CEO

Well under the merger agreement there are some things we have to clear with them and get their approval, some things we don’t. Obviously there’s a lot of communication back and forth informally because they will become the owner in a time period, but when you get down to specifics of items, I don’t think I should really go into that.

Lasan Johong – RBC Capital Markets – Analyst

Understood. On a follow-up for this question, do you think this is indicative of the kinds of the things that FirstEnergy and Allegheny would have to go through to clear the merger?

Paul Evanson – Allegheny Energy, Inc. – Chairman, President, CEO

No. No, I really don’t at all. I think this is kind of a unique situation. We’ll see what happens when we get to the various states after we do the filings. Frankly, as I think I indicated earlier, the biggest concern everyone has in this day and age is jobs, and I think we have a very good story to tell in terms of jobs, maintenance of jobs and maybe even adding to jobs in our various jurisdictions. So I don’t think this is indicative of anything other than the uniqueness of this particular transaction in a state that we’ll be out of when it comes to approvals.

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Operator

The last question comes from Zack Schreiber of Duquesne Capital.

Zack Schreiber – Duquesne Capital – Analyst

Hi, Paul, hi, Kirk. Just following up on some of the earlier discussion on the coal contracts, and last time we went through this cycle, I remember going over it in detail with Phil Goulding, that you effectively got these long term contracts bought by sort of contracting with smaller mines largely and so you sort of assumed, if I recall, a greater degree of credit risk for a lot of NPV on price. Are these mines that you buy from, are they right on the cusp of being of upside down relative to the price or is there a substantial amount of head room in their cost structure, still relative to the price at which they sell and then there isn’t really sort of looming upward pressure in the cost structure.

That was the first question and then related to that, how are these contracts defined under the merger agreement and given their economic materiality, are they company material contracts under I think it’s Section 3.25 of the merger agreement or are they not? Just trying to figure out, basically, they look like they are a major asset to the Company. I’m trying to figure out if that asset is intact or if we’ll have it eroded like we did a little bit last time and how it fits with the merger. That’s the question.

Paul Evanson – Allegheny Energy, Inc. – Chairman, President, CEO

Okay, that’s a good question, Zack. I would say the strategy that we had was generally, as you articulated, although we also shifted a bit to smaller even shorter term contracts for miners near some of our plants and I think that’s where we realized a lot of value too. So it kind of came from both sides. Some of those contracts are still there. Some of them still have some and it kind of varies, some I think have quite a bit of head room, others are a little bit tighter. So I wouldn’t want to generalize one way or the other, other than to say we’re pleased with the contract, they certainly don’t have the same economic value we thought we had when coal prices were much much higher for sure. So that’s kind of the general answer.

On the defined contracts, it’s really — I wouldn’t want to get into that kind of thing on the call as I indicated earlier. There are all kinds of provisions in that contract and the merger agreement and I — just in the scheme of things — I doubt pressure on one or two contracts or even a legal issue on one or two contracts is a major issue relative to the consummation of this merger.

Zack Schreiber – Duquesne Capital – Analyst

Great, okay. Thanks so much, Paul.

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Operator

This concludes our question and answer session. I would like to turn the conference back over to Paul Evanson for closing remarks.

Paul Evanson – Allegheny Energy, Inc. – Chairman, President, CEO

Okay, I thank all of you for joining us. We appreciate your continued interest and support of the Company. Have a good day.

Operator

The conference has now concluded. Thank you for attending the Allegheny Energy first quarter 2010 financial results conference call. You may now disconnect.